UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

_________________

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|  Preliminary proxy statement
|_|  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive proxy statement
|_|  Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ESTERLINE TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box): |X| No fee required. |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

CALCULATION OF FILING FEE

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|_| Fee paid previously with preliminary materials.

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE
Bellevue, Washington 98004

_________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 2, 2005

_________________

To the Shareholders of Esterline Technologies Corporation:

        NOTICE IS HEREBY GIVEN that the 2005 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, March 2, 2005, at 10:00 a.m., at the Harbor Club – Bellevue, Bellevue, Washington, for the following purposes:

        (1)  to elect four directors of the Company; and

        (2)  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on January 4, 2005, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

        The Company’s Annual Report for fiscal year 2004 is enclosed for your convenience.

By order of the Board of Directors

ROBERT D. GEORGE Vice President, Chief Financial Officer, Secretary and Treasurer

February 7, 2005

Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure that your shares will be represented at the annual meeting. Holders of a majority of the outstanding shares entitled to vote must be present either in person or by proxy for the meeting to be held. If you attend the meeting and vote your shares personally, any previous proxies will be revoked.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 2, 2005

_________________

        This proxy statement, which is first being mailed to shareholders on or about February 7, 2005, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2005 annual meeting of shareholders of the Company to be held on Wednesday, March 2, 2005, at 10:00 a.m., at the Harbor Club – Bellevue, 777 108th Avenue NE, Bellevue, Washington, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Bellevue, Washington 98004.

        The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse such persons for their expenses in so doing. Furthermore, the Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $5,000, plus reimbursement of its out-of-pocket expenses.

        Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

        The Board of Directors has fixed the close of business on January 4, 2005, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. At the close of business on the record date there were outstanding and entitled to vote 25,072,561 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. Shareholders are not entitled to cumulate votes in electing directors. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The Common Stock is listed for trading on the New York Stock Exchange (“NYSE”).

        Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether or not a quorum is present at the annual meeting. The inspectors of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will have no effect on the vote relating to election of directors because broker non-votes will not be considered votes cast or shares entitled to vote at the meeting. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors.

ELECTION OF DIRECTORS

        Four directors are to be elected at the 2005 annual meeting of shareholders. Three directors will be elected to serve a three-year term expiring at the 2008 annual meeting or until a successor is elected and qualified. One director will be elected to a two-year term expiring after the 2007 annual meeting or until a successor is elected and qualified. The Board of Directors recommends a vote FOR the director nominees named below.

        Generally, directors of the Company are elected for three-year terms that are staggered such that one-third of the directors is elected each year. In December 2004, by resolution of the Board of Directors, the number of authorized members of the Board was increased to ten. The Board appointed Admiral Charles R. Larson, Retired, to fill the vacancy created by the expansion, and classified Admiral Larson into the class of directors whose term expires at the 2007 annual meeting. The current directors whose terms expire at the 2005 annual meeting are Lewis E. Burns, Robert W. Cremin, and Anthony P. Franceschini.

        In addition, Richard R. Albrecht has advised the Board that he will retire as director at the conclusion of the 2005 annual meeting. In light of the retirement of Mr. Albrecht, by resolution of the Board of Directors effective at the end of the 2005 annual meeting, the number of authorized members of the Board of Directors will be reduced to nine.

        Information as to each nominee and each director whose term will continue after the 2005 annual meeting is provided below. In the election of directors, any action other than a vote FOR the nominee will have the practical effect of voting against the nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of the nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2008 annual meeting:

Lewis E. Burns
Director/Consultant, Dover Industries, Inc.   Age 66.
Mr. Burns is a Director/Consultant of Dover Industries, Inc. (a diversified manufacturing company), having held such positions since July 2003. Prior to that time, he was President, Chief Executive Officer and Director of Dover Industries, Inc. since 1985. He has been a director of the Company since 2003.

Robert W. Cremin
Chairman, President and Chief Executive Officer, Esterline Technologies.  Age 64.
Mr. Cremin has been Chairman since January 19, 2001. In addition, he has served as Chief Executive Officer and President since January 1999 and September 1997, respectively. He has been a director of the Company since 1998.

Anthony P. Franceschini
Director, President and Chief Executive Officer, Stantec Inc.  Age 53.
Mr. Franceschini has been the Director, President and Chief Executive Officer of Stantec Inc. (a global design firm) since June 1998. He has been a director of the Company since 2002.

Nominee to the class of directors whose term will expire at the 2007 annual meeting:

Charles R. Larson
Admiral, United States Navy (Retired).  Age 68.
Since retiring from the U. S. Navy in 1998, Admiral Larson has consulted on a broad array of defense, international and domestic policy issues to government and industry. Admiral Larson is also a Director of Northrop Grumman Corporation. He has been a director of the Company since 2004.

Continuing directors:

Ross J. Centanni
Chairman, President and Chief Executive Officer, Gardner Denver, Inc.  Age 59.
Mr. Centanni has been the Chairman of the Board of Gardner Denver, Inc. (a leading manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum and food industries) since November 1998, and the President and Chief Executive Officer since November 1993. He is also a director of Denman Services, Inc. and the Petroleum Equipment Suppliers Association and also serves as a member of the Executive Committee of the International Compressed Air and Allied Machinery Committee. He has been a director of the Company since 1999 and his current term expires in 2006.

John F. Clearman
Special Advisor to the Board (Retired), Milliman USA.  Age 67.
Prior to January 2003, Mr. Clearman was a Special Advisor to the Board of Milliman USA (an actuarial consulting firm), having held such position since August 2001. From October 1998 through July 2001, he was the Chief Financial Officer of Milliman USA. He is also a director for several other companies including Oberto Sausage, Inc., Washington Federal Savings, Inc., Barclay Dean Interiors, GT Development, Lang Manufacturing, Pacific Northwest Title and WestFarm Foods. He has been a director of the Company since 1989 and his current term expires in 2007.

Robert S. Cline
Chairman and Chief Executive Officer (Retired), Airborne Freight Corporation.  Age 67.
Prior to January 2003, Mr. Cline was the Chairman and Chief Executive Officer of Airborne Freight Corporation (an air express company), having held such positions since 1984. He is also a director of Safeco Corporation. He has been a director of the Company since 1999 and his current term expires in 2006.

Jerry D. Leitman
Chairman, President and Chief Executive Officer, FuelCell Energy, Inc.  Age 62.
Mr. Leitman has been the Chairman, President and Chief Executive Officer of FuelCell Energy, Inc. (a fuel cell company) since June 2002. Previously, he was the President and Chief Executive Officer of FuelCell Energy, Inc. from August 1997. He has been a director of the Company since 1998 and his current term expires in 2007.

James L. Pierce
Chairman (Retired), ARINC Incorporated.  Age 68.
Prior to March 2004, Mr. Pierce was the Chairman of ARINC Incorporated (a transportation and systems engineering solutions provider), having held such position since 1994. Mr. Pierce was also the Chief Executive Officer of ARINC Incorporated from 1994 until December 2001. He has been a director of the Company since 2003 and his current term expires in 2006.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

        During fiscal 2004, the Company paid, in cash, each non-employee director an annual retainer fee of $20,000 for services on the Board and Board committees, a fee of $1,200 for each Board meeting attended in person and a fee of $600 for each telephonic meeting in which they participated. The Company also reimbursed such directors for out-of-pocket expenses incurred in connection with attendance or participation at meetings. In addition, the Company paid each non-employee director a fee of $1,000 per Committee meeting attended in-person and a fee of $500 per telephonic Committee meeting attended. The chairman of the Audit Committee received an additional annual fee of $7,500, and the chairman of each of the other Committees received an additional annual fee of $5,000. The Lead Independent Director received an additional annual fee of $10,000.

        In addition, the Company paid each non-employee director compensation in the form of an annual issuance of $10,000 worth of fully-paid Common Stock and reimbursed each such director in cash for the payment of income taxes ($5,393.45 at current federal income tax rates) on this stock. Employees of the Company serving on the Board and committees thereof received no additional compensation for such service.

Board and Board Committees

        There were six meetings of the Board of Directors during fiscal 2004. During fiscal 2004, each director attended at least 92% of the total number of meetings of the Board of Directors and Board committees of which he was a member.

        Non-management directors meet in executive session on a regular basis, generally at each scheduled Board meeting. The Chairman of the Board, if a non-management director, presides over the executive sessions. If the Chairman of the Board is an employee of the Company, then the Lead Independent Director presides. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

        The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholder meetings; however, it schedules the first quarter meeting of the Board of Directors on the same date as the annual shareholders meeting. All of the directors attended the annual shareholders meeting in 2004.

        Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Corporate Governance Guidelines, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors other than Mr. Cremin are independent under the NYSE listing standards. Mr. Cremin does not meet NYSE independence listing standards due to his current position as Chairman, President and Chief Executive Officer of the Company. We attach the Board’s adopted set of specified criteria relating to director independence as Annex A.

        The Audit Committee currently consists of Messrs. Clearman (Chairman), Cline, Franceschini and Pierce, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Annex B and posted on the Company’s website at http://www.esterline.com/profile/corp_governance.stm. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met eight times during 2004.

        The Board of Directors has determined that Mr. Clearman qualifies as an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K promulgated by the SEC and has accounting and financial management expertise under NYSE listing standards.

        The Compensation Committee currently consists of Messrs. Leitman (Chairman), Albrecht, Burns and Centanni, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer in light of the corporate goals and objectives, recommends the form and level of compensation for officers of the Company and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website, http://www.esterline.com/profile/corp_governance.stm. The Compensation Committee also administers the Company’s stock option plans and incentive compensation plans, which includes recommending amendments to such plans. The Compensation Committee met four times during 2004.

        The Executive Committee, currently consisting of Messrs. Cremin (Chairman), Albrecht, Franceschini and Leitman, reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee did not meet during 2004.

        The Nominating & Corporate Governance Committee currently consists of Messrs. Cline (Chairman), Centanni and Pierce, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website, http://www.esterline.com/profile/corp_governance.stm. The Nominating & Corporate Governance Committee met four times during 2004.

Director Nominations and Qualifications

        In accordance with the Company’s Amended and Restated Bylaws, any shareholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2006 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than October 2, 2005 and no later than November 1, 2005. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004. Any shareholder notice of intention to nominate a director shall include:

•	the name and address of the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which directors will be elected;

•	the number of shares of the Company that are beneficially owned by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the following information with respect to the person nominated by the shareholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC, and

•	a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

        The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business and community service skills and experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board.

        The Company did not receive any shareholder nominations for director to be considered by the Nominating & Corporate Governance Committee for the 2005 annual shareholders meeting.

Shareholder Communications with the Board

        Shareholders may contact the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors Attn: Lead Independent Director or Corporate Secretary Esterline Technologies Corporation 500 108th Avenue NE, Suite 1500 Bellevue, WA 98004

        Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Shareholder communications sent by email are delivered directly to the Lead Independent Director, and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Shareholder communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2006 annual shareholders meeting should follow the procedures specified under “Shareholder Proposals for 2006” below. Shareholders wishing to nominate or recommend directors should follow the procedures specified under “Other Information as to Directors—Director Nominations and Qualifications.”

CODE OF ETHICS

        The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website, http://www.esterline.com/profile/corp_governance.stm. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website, http://www.esterline.com/profile/corp_governance.stm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 4, 2005 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Barclays Global Investors, N.A.	1,619,353 (3)	6.5%
45 Fremont Street, San Francisco, CA 94105

Dimensional Fund Advisors Inc.	1,584,910 (4)	6.3%
1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

Wachovia Corporation	1,471,339 (5)	5.9%
One Wachovia Center, Charlotte, NC 28288

AXA Financial, Inc.	1,320,886 (6)	5.3%
1290 Avenue of the Americas, New York, NY 10104

Robert W. Cremin	380,416 (7)	1.5%

Robert D. George	113,250 (7)	*

Larry A. Kring	112,150 (7)	*

Stephen R. Larson	104,250 (7)	*

Stephen E. Barton	58,125 (7)	*

John F. Clearman	14,814	*

Jerry D. Leitman	6,070	*

Richard R. Albrecht	5,304 (8)	*

Ross J. Centanni	4,772	*

Robert S. Cline	4,772	*

James L. Pierce	2,062	*

Anthony P. Franceschini	1,990	*

Lewis E. Burns	362	*

Charles R. Larson	200	*

Directors, nominees and executive officers as a group (15 persons)	859,287 (7)	3.3%

* Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Bellevue, Washington 98004.

(2)	Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	The information on the number of shares held is based upon a Schedule 13G filed on February 17, 2004 on behalf of Barclays Global Investors, NA (“Barclays Investors”) and Barclays Global Fund Advisors (“Barclays Fund Advisors”). According to such filing, Barclays Investors has sole voting power and sole dispositive power with respect to 1,147,212 shares, and Barclays Fund Advisors has sole voting power and sole dispositive power with respect to 374,362 shares.

(4)	Based upon information provided by Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the “Portfolios”.) In its role as investment advisor or investment manager, Dimensional possessed sole voting and sole investment power over all of the shares. The Portfolios own all of the shares and Dimensional disclaims beneficial ownership of such securities.

(5)	The information on the number of shares held is based upon a Schedule 13G filed on February 11, 2004 on behalf of Wachovia Corporation. According to such filing, Wachovia Corporation has sole voting power with respect to 1,051,570 shares, sole dispositive power with respect to 1,584,510 shares and shared dispositive power with respect to 400 shares. Wachovia Corporation reported that the shares held by its subsidiaries Wachovia Securities, LLC,

Evergreen Investment Management Company and J.L. Kaplan Associates, LLC are beneficially owned by such mutual funds and other clients and that the shares held by its subsidiary Wachovia Bank are held in a fiduciary capacity for Wachovia Bank’s customers.

(6)	Based upon information provided by AXA Financial, Inc. (“AXF”) as of November 5, 2004, Alliance Capital Management, L.P. (“Alliance”), a majority owned subsidiary of AXF, has sole voting power with respect to 436,652 shares, shared voting power with respect to 9,095 shares, and sole dispositive power with respect to 510,766 shares. AXA Rosenburg Investment Management LLC (“AXA Rosenburg”), which is an affiliate of AXF, has sole voting power with respect to 433,900 shares and shared dispositive power with respect to 810,120 shares.

(7)	Includes shares subject to options granted under the Company’s Amended and Restated 1987 and 1997 Stock Option Plans which are exercisable currently or within 60 days of the date of this proxy statement as follows: Mr. Cremin, 376,250 shares; Mr. Kring, 91,750 shares; Mr. George, 112,250 shares; Mr. Larson, 102,250 shares; Mr. Barton, 58,125 shares; and directors, nominees and executive officers as a group, 791,375 shares.

(8)	Mr. Albrecht has advised the Board that he will retire as director at the conclusion of the 2005 annual meeting.

EXECUTIVE COMPENSATION

        The following table summarizes compensation paid or accrued during fiscal years 2004, 2003, and 2002 for services in all capacities to the Company by the persons who, at October 29, 2004, were the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”):

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($) (2)
Robert W. Cremin	2004	640,000	276,750	—	55,000	216,975	6,150
Chairman, President and	2003	540,000	302,543	—	40,000	412,500	3,000
Chief Executive Officer	2002	490,000	294,300	—	50,000	164,725	2,750

Stephen E. Barton (3)	2004	286,667	73,500	—	10,000	71,010	6,150
Group Vice President	2003	260,000	84,974	147,502	—	135,000	3,000
	2002	260,385	65,809	—	40,000	17,278	—

Robert D. George	2004	306,667	90,000	—	12,000	71,010	6,150
Vice President, Chief	2003	280,000	104,583	—	10,000	135,000	3,000
Financial Officer, Secretary	2002	258,667	101,733	—	15,000	53,910	2,750
and Treasurer

Larry A. Kring	2004	368,833	108,000	—	17,000	71,010	6,150
Group Vice President	2003	335,000	125,126	—	10,000	135,000	3,000
	2002	318,333	121,717	—	20,000	53,910	2,750

Stephen R. Larson	2004	293,000	86,400	—	12,000	71,010	6,150
Vice President, Strategy &	2003	273,000	101,968	—	10,000	135,000	3,000
Technology	2002	266,333	99,190	—	15,000	53,910	2,750

(1)	The Company reimbursed Mr. Barton an aggregate amount of $89,320 for certain closing costs relating to the sale of Mr. Barton’s home in connection with his relocation to the Company’s principal executive offices. In December 2003, the Company paid $51,231 for the payment of income taxes relating to the reimbursement of these closing costs. The Company also paid an aggregate of $6,951 in other perquisites to Mr. Barton. Excludes an allowance paid to each of the named executive officers for the purchase of a vehicle and amounts paid to a financial services provider for investment planning services rendered to Messrs. Cremin, Kring and Larson.

(2)	Other amounts listed are those contributed or accrued by the Company for the Named Executive Officers under the Company’s 401(k) plan.

(3)	Mr. Barton was named Group Vice President in July 2002. Previously, he was President of Kirkhill-TA Co., a subsidiary of the Company, from October 1998 to June 2002.

Options Granted in the Fiscal Year Ended October 29, 2004

	Individual Grants
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal	Exercise Price		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	(#) (1) (2)	Year	($/Share)	Expiration Date	0% ($)	5% ($)	10% ($)
Robert W. Cremin	55,000	25%	23.85	December 2013	0	824,953	2,090,592
Steven E. Barton	10,000	4%	23.85	December 2013	0	149,991	380,108
Robert D. George	12,000	5%	23.85	December 2013	0	179,990	456,129
Larry A. Kring	17,000	8%	23.85	December 2013	0	254,985	646,183
Stephen R. Larson	12,000	5%	23.85	December 2013	0	179,990	456,129

(1)	The grants were made pursuant to the Company’s Amended and Restated 1997 Stock Option Plan. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant. The Amended and Restated 1997 Stock Option Plan provides that the aggregate exercise price of the options and the withholding tax applicable upon exercise (up to the 25% tax rate) may be paid through withholding of shares otherwise issuable upon exercise, which shares are valued at the market price per share on the date of exercise, but pursuant to Company policy, officers are not permitted to exercise their stock options through this withholding procedure. All options held by the Named Executive Officers will become immediately exercisable upon the consummation of certain events constituting a “change of control” of the Company, including (i) the acquisition by certain persons of 30% or more of the Company’s voting shares, (ii) a merger or consolidation pursuant to which the Company’s shareholders do not retain at least 70% of the voting power of the stock of the surviving entity, (iii) certain changes in the composition of the Company’s Board of Directors, (iv) the liquidation or dissolution of the Company or (v) the sale of all or substantially all of the Company’s assets other than a sale to an entity, at least 70% of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

(2)	These grants were made in December 2003.

(3)	The potential realizable value is based on the assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term, as specified by the SEC. These assumed rates of annual stock price appreciation are specified by the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company’s stock price. Actual realizable value, if any, on stock option exercises depends on the future performance of the Common Stock as well as the option holder’s continued employment with the Company.

Aggregated Option Exercises in the Fiscal Year Ended October 29, 2004 and Fiscal Year End Option Values

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) (2)		Value of Unexercised, In-the-Money Options at Fiscal Year End ($) (3)
Name	Exercise (#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert W. Cremin	60,000	1,216,754	327,500	122,500	5,102,313	1,286,875
Stephen E. Barton	—	—	55,625	31,875	735,675	280,175
Robert D. George	20,000	238,404	100,500	29,500	1,591,888	339,825
Larry A. Kring	30,000	577,838	96,250	38,250	1,493,813	430,888
Stephen R. Larson	20,000	469,879	95,500	29,500	1,607,325	339,825

(1)	The value realized is the difference between the fair market value of the underlying Common Stock at the time of exercise and the aggregate exercise price of the options.

(2)	Exercisable/unexercisable amounts are as of October 29, 2004.

(3)	Based on the closing price of the Common Stock on October 29, 2004, as reported by the NYSE ($31.60), less the exercise price, multiplied by the number of in-the-money options held. There is no guarantee that, if and when these options are exercised, they will have this value.

Long-Term Incentive Plans — Awards in the Fiscal Year Ended October 29, 2004

	Number of Shares, Units	Performance or Other Period Until Maturation	Estimated Future Annual Payouts under Non-Stock Price-Based Plans ($) (1)
Name	or other Rights	or Payout	Target	Maximum
Robert W. Cremin	—	2001-2004	275,000	412,500
Stephen E. Barton	—	2001-2004	90,000	135,000
Robert D. George	—	2001-2004	90,000	135,000
Larry A. Kring	—	2001-2004	90,000	135,000
Stephen R. Larson	—	2001-2004	90,000	135,000

(1)	The above awards were made pursuant to the Company’s long-term incentive compensation plan which was instituted on November 1, 1999. Awards under the new plan are based on performance with respect to three groups of objectives: Group I – target earnings per share growth and target return on shareholders’ equity; Group II – strategic operating performance objectives, which may be altered from time to time by the Committee; and Group III – relative earnings per share and return on equity as compared to a peer group of companies and industries. Each of the three groups of objectives is weighted equally and the plan provides for annual updating of objectives when the Committee deems appropriate. Partial payments are to be made based on performance with respect to each group of targets for each year. See “Compensation Committee Report—Long Term Incentive Plan.”

Retirement Benefits

        The Named Executive Officers are covered by a tax-qualified defined benefit retirement plan and a Supplemental Executive Retirement Plan (“SERP”) which require an employee contribution of 1% of annual compensation. Under the plans, benefits accrue until retirement, subject to a 30-year maximum, with normal retirement at age 65. Under the tax-qualified defined benefit retirement plan, retirees are entitled to receive an annuity computed under a five-year average compensation formula, which includes salary, amounts earned under annual and long-term incentive compensation plans and amounts realized upon exercise of stock options, less expected Social Security benefits. The SERP provides benefits in excess of statutory limits and entitles retirees to receive an annuity computed under a restricted version of the five-year average compensation formula, which excludes amounts earned under the long-term incentive compensation plan and amounts realized upon exercise of stock options. The retirees may select either a life annuity or one of several alternative forms of payment with an equivalent actuarial value.

        The approximate annual annuity payable upon retirement to the Named Executive Officers is shown in the following table. The amounts shown assume retirement at age 65. Benefits are integrated with Social Security based on the career average Social Security wage base in effect in 2003. To the extent the Social Security wage base is increased after 2004, the benefits payable under the retirement plan would be lower than the amounts shown.

Pension Plan Table

	Years of Credited Service at Retirement
Average Compensation	10	15	20	25	30
$ 100,000	$12,600	$18,900	$25,100	$31,400	$37,700
250,000	36,600	54,900	73,100	91,400	109,700
400,000	60,600	90,900	121,100	151,400	181,700
550,000	84,600	126,900	169,100	211,400	253,700
700,000	108,600	162,900	217,100	271,400	325,700
850,000	132,600	198,900	265,100	331,400	397,700
1,000,000	156,600	234,900	313,100	391,400	469,700
1,150,000	180,600	270,900	361,100	451,400	541,700

        As of the end of 2004, the Named Executive Officers had accumulated the following years of credited service under the tax-qualified plan: Mr. Cremin, 28; Mr. Barton 6; Mr. George, 7; Mr. Kring, 11; and Mr. Larson, 25. Pursuant to SERP arrangements approved by the Board of Directors, Mr. Cremin receives 1.28 years of credit for each year of service after September 29, 1996, until he ceases to be employed as the Company’s Chief Executive

Officer or until he reaches age 65 (which will result in Mr. Cremin having 30 years of credited service upon retirement from the Company after attaining age 65). Mr. Barton received 3 years of credit for prior service as President of a non-pension participating company.

Termination Agreements

        The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated “Without Cause” or resigns for “Good Reason,” as defined in the agreements. In the event of such termination within two years after a change in ownership or control, the agreements provide for lump sum payments equal to three times the average compensation received during the prior two years, payment of certain legal fees and expenses associated with the termination and insurance benefits for the remainder of the initial two-year period or until other full-time employment is accepted.

Compensation Committee Interlocks and Insider Participation

        Wendell P. Hurlbut, a member of the Company’s Compensation Committee before he retired from the Board of Directors in March 2004, was previously an officer of the Company. His most recent position was Chief Executive Officer, from which he retired in January 1999.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Sections 303.01(B)(3) and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303.01(B)(2) of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, a copy of which is attached to this proxy as Annex B.

        Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements relating to the fiscal year ended October 29, 2004 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Statements of Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1.

        The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 29, 2004 for filing with the Securities and Exchange Commission. The Audit Committee approves the selection of the Company’s independent registered public accounting firm.

Respectfully submitted,

JOHN F. CLEARMAN, CHAIRMAN
ROBERT S. CLINE
ANTHONY P. FRANCESCHINI
JAMES L. PIERCE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

        The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2004 and 2003 were as follows:

	Fees
	2004	2003
Audit fees (1)	$1,600,986	$899,796
Audit-related fees (2)	—	—
Tax fees (3)	111,253	320,140
All other fees	—	—

(1)	Includes professional services for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings, services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)	Includes fees associated with tax compliance, tax advice and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

        The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

COMPENSATION COMMITTEE REPORT

Executive Compensation Principles

        The Compensation Committee (the “Committee”) is responsible for administering the compensation program for the executive officers of the Company. The Committee is composed exclusively of independent directors who are not eligible to participate in any of the Company’s executive compensation programs.

        The Company’s executive compensation practices are based on principles designed to align executive compensation with Company objectives, business strategy, management initiatives and financial performance. In applying these principles the Committee has established a program to:

•

Support a performance-oriented environment that rewards performance not only with respect to the Company’s annual results, but also with respect to Company performance as compared to that of longer term industry performance levels.

•	Reward executives for long-term strategic management and the enhancement of shareholder value.

•	Attract and retain key executives critical to the success of the Company.

        In fiscal 2004, the Committee directly engaged a national consulting firm, Watson Wyatt & Co., to assist it in analyzing the components of the Company’s compensation program, including the formulas used to compute awards and the total amounts paid to executives pursuant to each component of the executive compensation program.

Executive Compensation Program

        Each executive’s total compensation consists of both cash and equity-based compensation. The cash portion consists of salary and awards under an annual incentive plan and a long-term incentive plan. The equity portion consists of awards under the Company’s stock option plans.

Salary:

        The Committee determines salaries for key executive officers based on salary surveys provided by Watson Wyatt for positions of comparable responsibility, taking into account competitive norms, the experience of the person being considered, individual performance, scope and complexity of responsibilities, and the Company’s financial condition.

        For fiscal 2004 the Committee used salary survey data published by Watson Wyatt and by Mercer Consulting for durable goods manufacturers. This data correlates positively with peer group surveys the Committee examines periodically and is more reliable. The peer group surveys include companies in the S&P 500 and peer companies in the Aerospace and Defense Index used in the performance comparison graph in this proxy statement. For fiscal 2004 the Committee set base salary increases for the executives between 3.3% and 9.3% based on the survey data, and on the individual job and performance considerations listed above. The Company’s revenue growth since executive salaries were last reviewed in July 2002 affected the competitive market reference points for all executive positions.

        Effective in January 2004, the Board also approved a one-time cash payment to each of the officers equal to one-half of his respective salary increase amount. This payment was a pro rata correction to compensate for an extended, 18-month review cycle caused by the Board’s earlier decision to institute a pay freeze following the events of September 11, 2001. The Committee last reviewed officer salaries effective in July 2002. Effective December 2003, the Committee returned to its previous practice of reviewing all components of executive pay on an annual basis.

Annual Incentive Plan:

        Award amounts payable under the annual incentive plan are initially computed at the beginning of the fiscal year based on a “target” award amount (stated as a percentage between 5% and 60% of the executive’s base salary as of the end of the plan’s fiscal year) and the achievement of certain performance measurement goals. No executive may earn an award unless the Company achieves a minimum threshold amount of the performance measurement goal recommended by the Committee and approved by the Board of Directors. Upon achievement of the minimum threshold amount of the goal, each executive will earn 25% of his target award amount, and each executive can earn up to 200% of the target award amount for exceptional performance. Each executive’s award amount will increase and decrease between the minimum and the maximum target award amount in proportion to the incremental achievement by the Company of the performance goal approved by the Board of Directors.

        For fiscal 2004, the Committee selected earnings per share as the sole performance measurement goal. The Committee recommended and the Board of Directors approved achievement by the Company of a minimum threshold of 70% of budgeted earnings per share before any executive would earn an award and a maximum threshold of 130% of budgeted earnings per share. Award amounts computed under the plan formula ranged from 26% to 45 % of base salary.

        After target award amounts were computed for fiscal 2004, the Committee had discretion under plan terms to adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount to reflect the executives’ individual contribution to the achievement of the Company’s performance goals. The Committee did not make any discretionary adjustment to the award amounts for fiscal 2004.

Long-Term Incentive Plan:

        The long-term incentive compensation plan was adopted in fiscal 2000 for the three fiscal year period beginning in November 2000 and extended for two additional fiscal-year periods ended in October 2003 and 2004, respectively. The plan was based on three groups of objectives: Group I establishes target earnings per share growth and target return on shareholders’ equity; Group II establishes strategic operating performance objectives for the Committee to monitor, which may be altered from time to time by the Committee; and Group III establishes relative earnings per share and return on equity performance measurements compared to a peer group of companies and industries. Each of the three groups of objectives was weighted equally, and the plan provided for annual updating of objectives when the Committee deemed appropriate. In addition, the Committee recommended and the Board of Directors approved minimums and maximums for each plan objective. No executive received any award amount if performance was below the minimum plan objectives and no additional awards were made if performance exceeded the maximum plan objectives, except as stated below.

        The plan provided payouts after the close of each fiscal year based on company financial performance, on Committee evaluation of the Group II objectives, and on certain annual target award amounts established for each participant at the beginning of each fiscal year. Annual payments under the plan were limited to 150% of each participant’s target award amount. In addition, the Committee could, at its discretion, adjust the actual award amount paid to each executive upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount. For fiscal 2004, the plan paid 78.9% of target award amounts. For fiscal 2004, no payment to a plan participant exceeded 35% of base salary.

        The Committee in planning to recommend to the Board a new long-term incentive plan in fiscal 2005 that will cover multi-year performance periods.

Stock Options:

        Stock options, in conjunction with target award levels from the long-term incentive compensation plan, provide executives with competitive incentive opportunities. The options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable after the expiration of a period of time. Typically, each grant vests on an annual basis ratably over four years, and continues to be exercisable until ten years from the date granted. The options provide incentive for the creation of shareholder value over the long term, since the full benefit of the options cannot be realized unless the Common Stock appreciates during the term of the option. Generally, the Committee grants stock options to executives once per year in December when it reviews other aspects of executive compensation. In addition, the Committee may make option grants at other appropriate times, such as in connection with promotions.

        In determining the number of stock options to grant to the executives in fiscal 2004, the Committee relied on competitive market values for long-term incentive compensation for executives in peer aerospace companies, as described above in the “Salary” section of this report. It then allocated that value between the long term incentive cash plan and options. The Committee determined the number of options for each grant by applying a Black-Scholes formula and then made some adjustments to individual grants taking into consideration the Company’s financial performance, the executive’s contributions during the fiscal year, internal equity, and past practices. In fiscal 2004, the Committee did not make any additional grants of stock options to executives apart from the annual grant.

Chief Executive Officer Compensation:

        The Committee believes the CEO’s compensation should be structured so the payouts from the annual incentive plan and the long-term incentive plan relate closely to the Company’s performance. In fiscal 2004 it provided the CEO with a compensation package which, in addition to base salary, would pay cash incentives of up to 105% of base salary for achieving target Company performance. Each year the Committee separately reviews the CEO’s salary and participation levels in both the annual incentive plan and long-term incentive plan relative to the Company’s fiscal performance, as measured by the previously established incentive compensation goals described above. In fiscal 2004, the CEO’s award under the annual incentive plan was $276,750 (45% of base salary), the award under the long-term incentive plan was $216,975 (35% of base salary). The Board established the CEO’s base salary at $615,000 effective January 1, 2004 based on salary survey data and other factors described above in the “Salary” section of this report. In January 2004 the CEO also received a one-time payment of $37,500, which is equal to one-half of his salary increase amount, due to the change in the Committee’s salary review cycle as explained above in the “Salary” section of this report. In December 2003, the Committee awarded the CEO options to purchase 55,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value on the date of grant.

Additional Information:

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s CEO or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee generally intends to grant stock options under the Company’s equity compensation plans consistent with the terms of Section 162(m) so the awards will not be subject to the $1 million limit. Amounts paid under the annual incentive plan and long-term incentive plan for fiscal 2004 are not performance based compensation specifically exempt from the deduction limit. The CEO’s total compensation paid for fiscal 2004 exceeded the $1 million deduction limit by approximately $380,000, approximately $275,000 of which is attributable to a long-term incentive award payment earned in a prior year. The Committee generally considers the deductibility of executive compensation and, to the extent reasonably practicable and consistent with the Company’s ability to provide competitive compensation, plans to structure the Company’s incentive compensation programs to preserve deductibility under Section 162(m) of compensation paid to its executive officers.

Respectfully submitted,

JERRY D. LEITMAN, CHAIRMAN
RICHARD R. ALBRECHT
LEWIS E. BURNS
ROSS J. CENTANNI

COMMON STOCK PRICE PERFORMANCE GRAPH

        The following graph compares the cumulative total return to shareholders on the Common Stock during the fiscal years 1999 through 2004 with the cumulative total return of the Standard & Poor’s 500 Index, the Aerospace/Defense Small Cap Index, and the Standard & Poor’s Small Cap 600 Index. The cumulative total return on the Company’s Common Stock and each index assumes the value of each investment was $100 on October 31, 1999, and that all dividends were reinvested. The measurement dates plotted below indicate the last trading date of each fiscal year shown. The stock price performance shown in the graph is not necessarily indicative of future price performance.

        The closing market price of the Company’s Common Stock on the NYSE as reported on January 4, 2005, was $30.81 per share.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors of the Company appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending October 28, 2005.

        The Company expects that representatives of Ernst & Young LLP will be present at the 2005 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal year 2004, except the following: Robert W. Cremin, Chairman, President and Chief Executive Officer, failed to file a Form 4 with respect to one transaction. Mr. Cremin filed a Form 5 reporting this transaction in December 2004.

OTHER MATTERS

        As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

ANNUAL REPORT, FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

        The 2004 Annual Report of the Company was mailed to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2004, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA  98004 or call (425) 453-9400. This proxy statement and the 2004 Annual Report are also available on the Company’s website, http://www.esterline.com/investor/sec.stm. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, http://www.esterline.com/profile/corp_governance.stm. Documents located in this section include the charter for the Audit, Compensation and Nominating & Corporate Governance Committees, Corporate Governance Guidelines and the Code of Business Conduct and Ethics. This information is available in print to any shareholder who makes a request at the address or phone number above.

SHAREHOLDER PROPOSALS FOR 2006

        An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2006 annual meeting must notify the Corporate Secretary. The proposal must be received at the Company’s executive office no later than October 10, 2005. A shareholder must, among other things, own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal and the shareholder must continue to own such stock through the date of the meeting. In addition, if the Company receives notice of a shareholder proposal after December 23, 2005, the persons named as proxies in the proxy statement for the 2006 annual meeting will have discretionary voting authority to vote on such proposal at the 2006 annual meeting.

By order of the Board of Directors

ROBERT D. GEORGE Vice President, Chief Financial Officer, Secretary and Treasurer

February 7, 2005

ANNEX A

EXCERPT FROM CORPORATE GOVERNANCE GUIDELINES

         (d)      Independence: Defining Independence for this Board

        An independent director is a director who has been affirmatively determined by the Board to have no material relationship with the Company or its management (either directly or as a partner, significant shareholder or executive officer of an organization that has a material relationship with the Company).

        In addition, the Board will not deem a director independent if within the last three (3) years:

•	The director was an employee of the Company.

•	The director was affiliated with or employed by an independent public accounting firm for the Company (or of an affiliate).

•

The director was part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee (or the board if no compensation committee) of another company that concurrently employed the director.

•	The director has an immediate family member falling in any of the foregoing categories.

The Board shall also apply any additional independence standards adopted by the New York Stock Exchange or the Securities and Exchange Commission.

        The Board must approve any contributions or pledges by the Company in excess of $50,000 per year to any non-profit organization for which a director serves as an executive officer, director, trustee or in an equivalent policy-making role.

        For purposes of determining director independence for audit committee purposes, the following additional requirements apply:

•	A director cannot receive, directly or indirectly, any consulting or advisory fees or any other compensation other than director’s fees from the Company;

•

A director cannot be an “affiliated person” of the Company or any of its subsidiaries (as such term is defined under applicable federal securities laws and regulations), except as specifically permitted under such laws and regulations or official interpretations thereof.

        In addition, in making its independence determinations the Board should consider any director affiliation, relationship or transaction brought to the attention of the Nominating & Corporate Governance Committee pursuant to sections 2(d) and 2(e) of these Corporate Governance Guidelines.

        The Board will periodically review the independence of each of the Company’s directors pursuant to the provisions of this section 2(d).

         (e)      Independence: Avoiding Conflicts

        Each director should immediately advise the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee of any proposed or current affiliation, relationship or transaction with any entity (including non profits and governmental agencies) or individual that may create a potential conflict of interest or be inconsistent with Company policies or values. The Nominating & Corporate Governance Committee must determine if such affiliation is cause for the Board to suggest that the director take appropriate action to avoid the conflict. Each director must be alert to his or her responsibilities to other organizations which could, if fulfilled, cause a director to no longer be considered independent.

        If a director has a personal interest in any matter before the Board or a Committee, the director must disclose the interest to the full Board or Committee, as the case may be, and excuse himself or herself from participation in any discussion or action relating to the matter, as appropriate.

A-1

ANNEX B

AUDIT COMMITTEE CHARTER

Purpose and Authority

It is the policy of this Company to have an Audit Committee (the “Committee”) of the Board of Directors to assist the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. In addition, the Committee shall prepare a report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

As the Committee deems appropriate, it may engage independent counsel, accounting and other advisors to assist the Committee without seeking Board approval. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to such counsel and advisors engaged by the Committee pursuant to the preceding sentence.

The Committee, when appropriate, may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Composition, Role and Independence, Meetings

The membership of the Committee shall consist of at least three directors. In the business judgment of the Board, each member shall be financially literate, or shall become financially literate within a reasonable time after appointment. At least one member, in the judgment of the Board, shall have such accounting or related financial management expertise in order to meet the criteria for an “audit committee financial expert” as defined by the SEC. Each member shall meet the independence requirements applicable to audit committee members established by the Board, the SEC and the New York Stock Exchange (“NYSE”), as the same may be amended or supplemented from time to time. The Committee shall maintain free and open communication (including separate private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

No member of the Committee shall serve on more than two audit committees of publicly traded companies, other than the Company, at the same time such member serves on this Committee, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on this Committee. If a Committee member serves on the audit committees of both a public company and a wholly owned subsidiary of such company, such service shall be counted as service on one audit committee, rather than two.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating & Corporate Governance Committee. The Board may remove any member from the Committee. The Board of Directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the CEO, CFO, the director of internal audit, and the lead independent audit partner.

The Committee shall establish a meeting calendar annually. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

Duties and Responsibilities

The Committee’s duties and responsibilities include the following, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board:

Engagement of Independent Auditor

•    Selecting and retaining the independent auditor to audit the financial statements of the Company. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the outside auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, with the understanding that the independent auditor shall report directly to the Committee. In so doing, the Committee will ensure that the independent auditor submits at least annually a formal written statement delineating all relationships between the independent auditor and the Company and an affirmation that the auditor is in fact independent, will actively engage in dialogue with the independent auditor regarding any relationships or services that may impact the independent auditor’s objectivity and independence, and will recommend to the Board actions appropriate to satisfy itself of the independent auditor’s independence.

•     Determining and approving, in its sole authority, the compensation of the independent auditor. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing its audit report and of other ordinary administrative expenses that are necessary or appropriate in carrying out the duties of this Committee.

•     Resolving disagreements between management and the independent accountant regarding financial reporting.

•     Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

•     Pre-approving the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide the Company and approve the fees for such services other than de minimis non-audit services allowed by relevant law in accordance with the procedures set forth on Exhibit 1 attached hereto. The Committee may pre-approve audit and non-audit services by establishing detailed pre-approval policies and procedures as to the particular service; provided that the Committee is informed of each service pre-approved, and that no pre-approval shall be delegated to management. In considering whether to pre-approve any non-audit services, the Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the auditor.

•     Ensuring that the Committee’s approval of any non-audit services is publicly disclosed pursuant to applicable laws, rules and regulations.

Evaluation of Independent Auditor

•     At least annually, evaluating the independent auditor’s qualifications, performance and independence, including that of the lead partner.

•     At least annually, obtaining and reviewing a report by the independent auditor describing (i) the firm’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or external review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more audits carried out by the firm and any steps taken to deal with any such issues.

•     At least annually, obtaining and reviewing the letter and written disclosures from the independent auditor consistent with Independence Standards Board Standard No. 1, including a formal written statement by the independent auditor delineating all relationships between the auditor and the Company; actively engaging in a dialogue with the auditor with respect to that firm’s independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and taking, or recommending that the Board take, appropriate action to satisfy itself of the independence of the outside auditor.

•     Discussing with the independent auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any other matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

•     If appropriate or required by law, ensuring that the independent auditor’s lead partner and reviewing partner are replaced every five years. Considering, from time to time, whether a rotation of the independent auditing firm would be in the best interests of the Company and its shareholders.

•     Presenting the Committee’s conclusions regarding the performance, qualifications and independence of the independent auditor to the full Board.

Review of Financial Statements and Related Disclosure

•     Reviewing the audited financial statements, the report of the independent auditor thereon, the quarterly financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and having the opportunity to discuss questions and concerns with management and the independent auditor. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, issues encountered during the course of the audit work (including any restrictions on the scope of activities, access to required information and such other inquiries as may be appropriate). Based on the review and discussion of the audited financial statements with management and the independent auditor, its discussions with the independent auditor regarding the matters required to be discussed by SAS No. 61, and its discussions regarding the auditor’s independence, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•     Reviewing with the independent auditor any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditor’s activities or access to requested information, any significant disagreements with management, adjustments noted by the independent auditor but not taken by management, communications between the audit team and the national office, and any management or internal control letters issued or proposed to be issued. Reviewing and discussing with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.

•     Reviewing and discussing the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as the financial information and earnings guidance provided to analysts and rating agencies. This may be done generally and does not require the Committee to discuss in advance of each earnings release or each instance in which the Company may provide earnings guidance.

Periodic Assessments and Review

•     Obtaining and reviewing timely reports from the independent auditor regarding (1) all critical accounting policies to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•     Reviewing, including with management and the independent auditor, if appropriate, (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

•     Reviewing, including with management and the independent auditor, if appropriate, changes in promulgated accounting and auditing standards that may materially affect the Company’s financial reporting practices.

•     Discuss guidelines or policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•     Reviewing any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Reviewing any report issued by the Company’s independent auditor regarding management’s assessment of the Company’s internal controls.

•     Discussing with management (at least annually) the status of: pending litigation; taxation matters; environmental compliance practices; risk assessment policies; risk management program; and other legal and compliance areas as may be appropriate, and the steps management has taken to monitor and control major financial risk exposures.

Internal Audit Review

•     Providing guidance and oversight to the internal audit activities of the Company, including reviewing the budget, organization, plans and scope, and results of such activities.

Related Party Transactions

•     Reviewing and approving all related-party transactions, including transactions between the Company and its officers or directors or affiliates of officers or directors.

Proxy Statement Report

•     Reporting audit committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders, which report shall include the information required by applicable SEC and NYSE rules, as amended and supplemented from time to time.

Hiring Policies

•     Set clear policies for the Company’s hiring of employees or former employees of the independent auditor, and ensure that such policies comply with any regulations applicable to the Company from time to time.

Complaint Procedures

•     Establish procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters.

•     Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Reports to Board

•     The Committee shall report regularly to the Board, including, to the extent the Committee deems appropriate, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the internal and independent auditors and the performance of the internal audit function.

Annual Review

The Audit Committee shall review and reassess this charter and agenda annually.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations for improvement.

It is not the responsibility of the Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
1.	Election of the following Director Nominees:	☐	☐	2.	In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
To serve a term that expires in 2008: 01 Lewis E. Burns, 02 Robert W. Cremin, and 03 Anthony P. Franceschini To serve a term that expires in 2007: 04 Admiral Charles R. Larson

INSTRUCTION: To withhold authority for any individual nominee, print that nominee’s name in the following space:

This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card. If no specification is made, a vote FOR all of said nominees will be entered.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Signature _____________________________ Signature _____________________________ Date ______________
NOTE: Please sign as name appears on this proxy. If stock is held jointly, each owner should sign. Persons signing in a representative capacity should give their title.
PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.

Ù FOLD AND DETACH HERE Ù

ESTERLINE TECHNOLOGIES CORPORATION

This Proxy is Solicited on Behalf of The Board of Directors

     The undersigned hereby appoints Robert W. Cremin and Robert D. George and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 2, 2005, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as follows:

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

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